WCI FORMALIZES INTEREST IN ASSETS OF ACME STEEL

(September 8, 2000) - Acme Metals Incorporated filed a motion in U.S. Bankruptcy Court, Delaware District, seeking approval of expense reimbursement and bidding procedures including provisions for a break-up fee and minimum overbid in certain circumstances relating to a potential sale of certain assets of its wholly-owned subsidiary, Acme Steel Co., to WCI Steel, Inc. Acme Metals Incorporated filed for bankruptcy court protection on Sept. 28, 1998.

The motion seeks approval for the reimbursement of expenses related to the completion of due diligence by WCI. This will permit WCI to continue with its due diligence related to the evaluation of environmental, operational and information systems as well as other matters.

Included with the motion is a non-binding term sheet, which includes the significant terms of a potential purchase agreement by WCI. Acme and WCI intend to negotiate toward a definitive purchase agreement subject to the completion of due diligence.

WCI Steel is an integrated steelmaker producing more than 185 grades of custom and commodity flat-rolled steels. WCI products are used by steel service centers, convertors, electrical equipment manufacturers and the automotive and construction markets.

Acme Steel is an integrated steelmaker producing hot-rolled sheet and strip steel to customers in the tube, agricultural equipment, industrial equipment, industrial fastener, processor, service center and tool manufacturing industries. Acme's facilities are located in Chicago and Riverdale, Ill.